As filed with the Securities and Exchange Commission on February 5, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0212977
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 West San Fernando Street, San Jose California 95113

717 Texas Avenue, Houston Texas 77002

(Address of Principal Executive Offices and zip codes)

Calpine Corporation 2008 Director Incentive Plan

Calpine Corporation 2008 Equity Incentive Plan

(Full Title of the Plan)

Gregory L. Doody, Esq.

Executive Vice President, General Counsel and Secretary

Calpine Corporation

717 Texas Avenue

Houston, Texas 77002

(713) 830-2000

(Name and address, including zip code, and telephone number, including area code, of agent for services)

Copies to:

Gerald T. Nowak, Esq.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $.001 par value per share	167,000 shares	(3)	$16.95	$2,830,650	$112.00
Common Stock, $.001 par value per share	14,833,000 shares	(4)	$16.95	$251,419,350	$9,881.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, on the basis of the average high and low “when issued” trading prices of the Registrant’s common stock on February 4, 2008, as reported on the New York Stock Exchange, which was $16.95 per share.
(3)	Represents 167,000 shares issuable under the Calpine Corporation 2008 Director Incentive Plan.
(4)	Represents 14,833,000 shares issuable under the Calpine Corporation 2008 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Calpine Corporation (the “Company”) with the Commission, are incorporated in this Registration Statement by reference to:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 14, 2007;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 (filed on May 9, 2007), June 30, 2007 (filed on August 8, 2007), and September 30, 2007 (filed on November 7, 2007);

(c) the Company’s Current Reports on Form 8-K filed on January 9, 2007, January 23, 2007, February 22, 2007, March 6, 2007, April 4, 2007, June 15, 2007, August 3, 2007, August 14, 2007, August 28, 2007, September 19, 2007, December 27, 2007 and February 1, 2008 (excluding the information furnished pursuant to Item 7.01 included therein and Exhibit 99.1) for events occurring on January 31, 2008; and

(d) The description of the Company’s Common Stock, par value $0.001 per share, set forth in its Registration Statement on Form 8-A filed on January 15, 2008.

All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s Certificate of Incorporation provides that no director will be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability in the instances enumerated in clauses (i) through (iv) of the preceding sentence.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

The Bylaws provide that the Company shall indemnify any director or “executive officer” (as such term is defined in Rule 405 promulgated under the Securities Act of 1933) of the Company, and may indemnify any employee or agent of the Company who is not a director or executive officer, who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, to the fullest extent permitted by law as the same exists or may hereafter be amended; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Company. The Company may enter into agreements with any such person for the purpose of providing for such indemnification.

To the extent that an employee or agent of the Company who is not a director or executive officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph above, or in defense of any claim, issue or matter therein, the Bylaws provide that such person may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Bylaws further state that expenses incurred by a director, executive officer, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of a director or executive officer of the Company) and may (in the case of an employee or agent of the Company who is not a director or executive officer of the Company) be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, executive officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company against such expenses as authorized by the Bylaws, and the Company may enter into agreements with such persons for the purpose of providing for such advances.

The right to indemnification set forth in the Bylaws shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, executive officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such person.

In addition, the Bylaws provide that the Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, executive officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the Bylaws or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 5, 2008.

CALPINE CORPORATION

By:	/s/ Robert P. May
Name:	Robert P. May
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert P. May and Gregory L. Doody, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 5, 2008.

Signature	Title

/s/ Robert P. May	Chief Executive Officer and Director (Principal Executive Officer)
Robert P. May

/s/ Lisa Donahue	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Lisa Donahue

/s/ Charles B. Clark	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Charles B. Clark

/s/ Frank Cassidy	Director
Frank Cassidy

/s/ Kenneth T. Derr	Director
Kenneth T. Derr

/s/ Robert C. Hinckley	Director
Robert C. Hinckley

/s/ David C. Merritt	Director
David C. Merritt

/s/ W. Benjamin Moreland	Director
W. Benjamin Moreland

Director
Denise M. O’Leary

/s/ William J. Patterson	Director
William J. Patterson

/s/ J. Stuart Ryan	Director
J. Stuart Ryan

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Calpine Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed on February 1, 2008 (Commission File No. 001-12079)).

4.2	Amended and Restated Bylaws of Calpine Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, filed on February 1, 2008 (Commission File No. 001-12079)).

4.3	Specimen Common Stock Certificate representing shares of common stock, $0.001 par value per share*

4.4	Calpine Corporation 2008 Director Incentive Plan*

4.5	Calpine Corporation 2008 Equity Incentive Plan*

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of Common Stock being registered hereby*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)*

24	Power of Attorney (contained on the signature page to this Registration Statement).*

*	Filed herewith.